                   U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                      SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Calwest Ventures, Inc.

                 (Name of small business issuer in its charter)

       Nevada                       2834                     33-0913679
(State or jurisdiction   (Primary Standard Industrial     (I.R.S. Employer
of incorporation         Classification Number)         Identification Number)
                           or organization)

                               1070 Sidonia Street
                               Encinitas, CA 92024
                            Telephone (760) 942 4896

(Address and telephone number of principal executive offices and place of business)

                                Kennan E. Kaeder
                                 Attorney at Law
                          110 West C Street, Suite 1904
                               San Diego, Ca 92101
                              Phone: (619) 232-6545
                               Fax: (619) 236-8182
                          Email: kennan@kklawoffice.com
            (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS     AMOUNT TO BE          PROPOSED             PROPOSED        AMOUNT OF
CLASS OF                REGISTERED            MAXIMUM OFFERING     MAXIMUM         REGISTRATION FEE
SECURITIES TO BE                              PRICE PER            AGGREGATE
REGISTERED                                    SHARE(1)             OFFERING PRICE
---------------------------------------------------------------------------------------------------
Common                   4,990,000             $0.05                 $249,500        $62.38
---------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                             CALWEST VENTURES, INC.

                               4,990,000 Shares

                                 Common Stock

                         Offering Price $0.05 per share

         This is our initial public offering so there is currently no public market for our shares. Please see "Risk Factors" commencing on page 1 for a full discussion of the risks involved in this offering.

         This prospectus relates to the offer and sale of 4,990,000 shares of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares, and in all cases, at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The offering will remain open for 180 days, unless we decide to cease selling efforts prior to this date. The offering period may also be extended for a period of 90 days.

         The information in this prospectus is not complete and may be changed. The selling stockholders may not sell their shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell our shares and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.

                            CALWEST VENTURES, INC.

                  The date of this prospectus is ____________, 2001

                                   -----------
                                TABLE OF CONTENTS

                                   -----------


                                                                          Page
Prospectus Summary..........................................................1

Risk Factors................................................................1

Use Of Proceeds.............................................................5

Determination Of Offering Price.............................................5

Dilution....................................................................5

Selling Stockholders........................................................5

Plan Of Distribution........................................................6

Management Discussion And Analysis Or Plan Of Operation.....................7

Special Note Regarding Forward Looking Statements...........................8

Legal Proceedings...........................................................8

Directors, Executive Officers, Promoters And Control Persons................9

Security Ownership Of Certain Beneficial Owners And Management..............9

Description Of Securities..................................................10

Shares Eligible For Future Sale............................................10

Certain Transactions.......................................................12

Business...................................................................13

Legal Matters..............................................................16

Experts....................................................................17

Available Information......................................................17

Financial Statements.......................................................F1


         Until ___________________________, 2001 all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

THE COMPANY

         Calwest Ventures, Inc. was incorporated under the laws of the State of Nevada on May 19, 2000.

         We are a development stage company that markets dietary supplements. CalWest sells its products through the Internet and independent distributors. We plan to expand our distribution channels throughout the United States and Canada including health food stores and drug, retail and grocery store chains. We currently offer only two products for which we have acquired a distribution license from our supplier. We commenced business operations as a dietary supplement distributor on May 1, 2001 and we do not yet have any results from operations.

         Our administrative office is located at 1070 Sidonia Street, Encinitas, CA 9202, telephone (760) 942 4896. Our Internet address is www.calwestventures.com. Information contained on our web site shall not be deemed to be a part of this prospectus.

THE OFFERING

         This offering relates to the offer and sale of 4,990,000 shares of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares, and in all cases, will sell their shares at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

         The shares offered by the selling stockholders are already issued and outstanding and the resale of these shares by the selling shareholders will not affect the total number of outstanding shares.

Common stock outstanding before and after the offering..............29,990,000

                      RISK FACTORS

         WE ARE A DEVELOPMENT STAGE COMPANY AND HAVE NO SIGNIFICANT OPERATING HISTORY. We were founded on May 19, 2000 and had no business operations until we began our current business of distributing dietary supplements on May 1, 2001. As of the date of this prospectus, we have not completed the development of our Internet web site and have not had any meaningful revenue producing operations on which you can evaluate our potential for future success. Our activities to date have been limited to obtaining a license to distribute two products, conducting a private offering of our securities, preparing our web site, executing contracts with three independent contractors and preparing this offering. As a new company, we are subject to all risks, expenses, and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet-related products and services. Any unanticipated expenses, problems, or technical difficulties may result in material delays both in the completion of our web site and in offering our products to the market.

         BECAUSE OF OUR LACK OF FUNDS AND PAST LOSSES, OUR INDEPENDENT

ACCOUNTANTS' AUDIT REPORT STATES THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. Our independent certified public accountants have pointed out that we have incurred losses since our inception and have not yet been successful in establishing profitable operations, raising substantial doubt about our ability to continue as a going concern. Therefore, our ability to continue as a going concern is highly dependent upon obtaining additional financing for our planned operations. If we are unable to raise additional capital then you may lose your entire investment.

         WE HAVE NOT GENERATED REVENUES. As of December 31, 2000, the end of our most recent fiscal year, we had not generated any revenues and had incurred losses of $5,858. We expect to continue incurring operating losses until we are able to derive meaningful revenues from our web site and our independent contractors.

         WE HAVE LIMITED SOURCES OF FINANCING AND WILL REQUIRE ADDITIONAL CAPITAL TO SUPPORT OUR GROWTH. In May and June 2001, we conducted a private placement of our common shares and raised gross proceeds of $91,000. While we believe that our present working capital is sufficient to fulfill our needs for the next twelve months, we believe that we may require significant additional capital in order to fund the development and launch of our future products. If we are unable to obtain additional financing in sufficient amounts or on acceptable terms, our operating results and prospects could be adversely affected.

         OUR INTERNET WEB SITE IS NOT OPERATIONAL AND WE GIVE NO ASSURANCE THAT IT WILL BECOME OPERATIONAL. FAILURE TO MAKE THE SITE OPERATIONAL MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS. We are planning to implement an e-commerce site to sell our products. We have not fully developed our site, but anticipate being able to do so within the next three to twelve months. There is no assurance that we will be able to successfully deploy our web site.

         WE RELY EXCLUSIVELY ON ONE OUTSIDE SUPPLIER FOR OUR PRODUCTS. THE FAILURE TO SUPPLY PRODUCTS AS REQUIRED BY US COULD HAVE A MATERIAL ADVERSE EFFECT UPON OUR BUSINESS, RESULTS OF OPERATIONS, AND FINANCIAL CONDITION. All of our products are supplied by a single outside source with whom we have a license agreement. Our ability to deliver our products on a timely basis are dependent upon the ability of this outside source to supply products as ordered by us. Also, if we lose this source, we would be forced to locate new sources and establish operating relationships with them. While we believe there are other sources available, the loss of our existing supplier could cause a significant interruption of our business.

         WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION. The packaging, labeling, advertising, promotion, distribution and sale of Calwest's products are subject to regulation by numerous governmental agencies, the most active of which is the U.S. Food and Drug Administration (the "FDA"), which regulates our products under the Federal Food, Drug and Cosmetic Act (the "FDCA") and regulations promulgated thereunder. Our products are also subject to regulation by, among other regulatory entities, the Consumer Product Safety Commission (the "CPSC"), the U.S. Department of Agriculture (the "USDA") and the Environmental Protection Agency (the "EPA"). Advertising and other forms of promotion and methods of marketing of our products are subject to regulation by the U.S. Federal Trade Commission (the "FTC"), which regulates these activities under the Federal Trade Commission Act (the "FTCA"). The manufacture, labeling and advertising of the Company's products are also regulated by various state and local agencies as well as those of each foreign country to which CALWEST distributes its products.

    Our products are generally regulated as dietary supplements under the FDCA, and are, therefore, not subject to pre-market approval by the FDA. However, these products are subject to extensive regulation by the FDA relating to adulteration and misbranding. For instance, we are responsible for ensuring that all dietary ingredients in a supplement are safe, and must notify the FDA in advance of putting a product containing a new dietary ingredient (i.e., an ingredient not marketed for use as a supplement before October 15,

1994) on the market and furnish adequate information to provide reasonable assurance of the ingredient's safety. Further, if Calwest makes statements about the supplement's effects on the structure or function of the body, the Company must, among other things, have substantiation that the statements are truthful and not misleading. In addition, our product labels must bear proper ingredient and nutritional labeling and our supplements must be manufactured in accordance with current Good Manufacturing Practice regulations ("GMPs") for foods. A product can be removed from the market if it is shown to pose a significant or unreasonable risk of illness or injury. Moreover, if the FDA determines that the "intended use" of any of our products is for the diagnosis, cure, mitigation, treatment or prevention of disease, the product would meet the definition of a drug and would require pre-market approval of safety and effectiveness prior to its manufacture and distribution. Failure of Calwest to comply with applicable FDA regulatory requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.

    Advertising of our dietary supplement products is subject to regulation by the FTC under the FTCA. Section 5 of the FTCA prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce.
Section 12 of the FTCA provides that the dissemination or the causing to be disseminated of any false advertisement pertaining to, among other things, drugs or foods, which includes dietary supplements, is an unfair or deceptive act or practice. Under the FTC's "substantiation doctrine," an advertiser is required to have a "reasonable basis" for all product claims at the time the claims are first used in advertising or other promotions. Failure to adequately substantiate claims may be considered either as a deceptive or unfair practice. Pursuant to this FTC requirement, we are required to have adequate substantiation for all advertising claims made about its products. The type of substantiation will be dependent upon the product claims made. For example, a health claim normally would require competent and reliable scientific evidence, while a taste claim would require only survey evidence.

    We may be subject to additional laws or regulations by the FDA or other federal, state or foreign regulatory authorities, the repeal of laws or regulations which Calwest considers favorable, such as the Dietary Supplement Health and Education Act of 1994 ("DSHEA"), or more stringent interpretations of current laws or regulations, from time to time in the future. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products that cannot be reformulated, imposition of additional record keeping requirements, expanded documentation of the properties of certain products, or expanded or different labeling or scientific substantiation. Any or all of these requirements could have a material adverse effect on our business, financial condition and results of operations.

         WE DO NOT CARRY OUR OWN LIABILITY INSURANCE. OUR INVOLVEMENT IN DEFENDING PRODUCT LIABILITY CLAIMS COULD HAVE A DETRIMENTAL EFFECT ON OUR OPERATIONS. Like other retailers and distributors of products designed for human consumption, Calwest faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. We may be subjected to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. Calwest relies on a third party supplier for its products. We do not at this time have any product liability insurance. Thus, any product liabilities relating to our products could have a material adverse effect on our business, financial condition and results of operations.

  WE ARE DEPENDENT ON THE CONTINUED SERVICES OF OUR PRESIDENT BUT WE HAVE NO CONTRACT WITH HER. Our business is largely dependent on our ability to hire and retain quality personnel, especially Lala Cartledge, our president. We do not maintain any key-man insurance and we do not have a contract with Ms. Cartledge. The loss of Ms. Cartledge would have an adverse effect on our business and prospects.

    ABSENCE OF CLINICAL STUDIES. Although many of the ingredients in our products are minerals, herbs and other substances for which there is a long history of human consumption, our products also contain ingredients for which no such history exists. In addition, although we believe our products are safe when taken as directed, there is little long-term experience with human consumption of certain of these product ingredients in concentrated form. Accordingly, there can be no assurance that our products, even when used as directed, will not have harmful side effects. Any such unintended effects may result in adverse publicity or product liability claims which could have a material adverse effect on our business, financial condition and results of operations.

    WE FACE SIGNIFICANT COMPETITION. The dietary supplement industry is highly competitive. Numerous companies, many of which have greater size and financial, personnel, distribution and other resources than Calwest. Our principal competition in the health food store distribution channel comes from a limited number of large nationally known manufacturers and many smaller manufacturers of dietary supplements. Our principal competition comes from broadline manufacturers, major private label manufacturers and other companies. In recent years, a number of our competitors have begun to market and sell their products under different labels in both the health food store and the mass market distribution channels. In addition, large pharmaceutical companies and packaged food and beverage companies compete with us on a limited basis in the dietary supplement market. Calwest faces significant additional competition from large pharmaceutical companies that market vitamins, multivitamins and minerals in the mass market distribution channel. Increased competition from such companies could have a material adverse effect on us because such companies have greater financial and other resources available to them and possess distribution and marketing capabilities far greater than ours. We also face competition in both the health food store and mass market distribution channels from private label dietary supplements and multivitamins offered by health and natural food store chains, drugstore chains, mass merchandisers and supermarket chains.

    RELIANCE ON INDEPENDENT CONTRACTORS. Calwest places significant reliance on independent contractors to act as its primary sales force. These contractors are not employed or otherwise controlled by us and are generally free to conduct their business at their own discretion. Although these contractors enter into contracts with us, such contracts typically can be terminated upon 30 days notice. The loss of the services of these independent contracors could have a material adverse effect on our business, financial condition and results of operations.

    INTELLECTUAL PROPERTY PROTECTION. Our policy is to pursue registrations for all of the trademarks associated with our key products. However, we currently have not applied for any trademarks associated with our products. Instead, we rely on common law trademark rights to protect our unregistered trademarks as well as trade dress rights. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Calwest also intends to register its trademarks in certain foreign jurisdictions where our products are sold. However, the protection available, if any, in such jurisdictions may not be as extensive as the protection available to us in the United States.

    Although we will seek to ensure that our products do not infringe the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us. Any infringement claims by third parties against Calwest may have a material adverse effect on our business, financial condition and results of operations.

    ABSENCE OF A PUBLIC TRADING MARKET; OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this offering, there has been no public market for the common stock, and there can be no assurance that an active market will develop or be sustained following the consummation of this offering. Consequently, the offering price of the common stock will be determined by negotiation between the selling stockholders and the purchasers based on several factors and will not necessarily reflect the market price of the common stock.

    DIVIDEND POLICY. We have not declared cash dividends on our common stock since inception on May 19, 2000 and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Under Nevada law, we are permitted to pay dividends only out of a surplus, or, if there is no surplus, out of its net profits. In addition, the payment of cash dividends may be prohibited under agreements governing debt which we may incur in the future.

    MANAGEMENT HAS NO EXPERIENCE WITH DIETARY SUPPLEMENT DISTRIBUTION. Our sole employee, officer and director has no experience with dietary supplement distribution. This could detrimentally impact the ability of Calwest to implement its business plan.

                                 USE OF PROCEEDS

         We are registering 4,990,000 shares for sale by the selling stockholders. We will receive no proceeds from the sale of the selling stockholder's shares.

                         DETERMINATION OF OFFERING PRICE

         There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

                                    DILUTION

         We are registering 4,990,000 shares for sale by the selling stockholders. We will receive no proceeds from the sale of the selling stockholder's shares. Consequently, the sale by the selling stockholders of their shares will not result in any dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase.

                              SELLING STOCKHOLDERS

         This prospectus relates to the offer and sale of 4,990,000 shares of our common stock by the selling stockholders identified below. None of the selling stockholders are or have been affiliates of ours. The selling stockholders will determine when they will sell their shares, and in all cases, will sell their shares at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by each of the selling stockholders:

                                                   Shares Owned Beneficially
                                                        Prior to Offering
------------------------------------------ ---------------------- --------------------- ---------------------
Name                                       Number of Shares       Number of shares      Shares beneficially
                                           owned                  offered               owned after
                                                                                        offering(1)
------------------------------------------ ---------------------- --------------------- ---------------------
Alexander Kurbanov                                       150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Judy Dobosz                                              150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Terry Violet                                             150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Justine Shaffer                                          150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Robert Larson                                            150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Larry Jensen                                             150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Stuart Family Trust                                      150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
William Tezak                                            150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Mary Susan Collard                                       150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Timothy Hopkins                                          150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Mike Berger                                              200,000               200,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Ivy Berger                                               200,000               200,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Rex and Tresse Major                                     150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Jretta Prophet                                           200,000               200,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
John Collins                                             150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Sheila Collins                                           150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
M&M Investments                                          200,000               200,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Michael Senko                                            200,000               200,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Gina Senko                                               200,000               200,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Leonard Edlund                                           150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Cynthia Edlund                                           150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Michael J. Martin                                        200,000               200,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Roger Major                                              150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Christopher Hart                                         150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Gavin John Cartledge                                     150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Timothy F. Shannon                                       150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Charles L. Riddick                                       150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Brent Dills                                              150,000               150,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Charles Cochran                                           50,000                50,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Jon Lindquist                                            390,000               390,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------
Total                                                  4,990,000             4,990,000                     0
------------------------------------------ ---------------------- --------------------- ---------------------

(1) Assumes all of the shares offered are sold.

                              PLAN OF DISTRIBUTION

         This prospectus covers the resale by selling shareholders of shares of our common stock that they have already purchased from us. Selling shareholders may sell their shares of common stock either directly or through a broker-dealer in transactions negotiated between selling shareholders and purchasers, or otherwise. The selling stockholders will not use the Internet for the sale of their shares.

         Broker-dealers may charge commissions to both selling shareholders selling common stock, and purchasers buying shares sold by a selling shareholder. Neither the selling shareholders nor us can presently estimate the amount of such compensation. We know of no existing arrangements between the selling shareholders and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

         To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling shareholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. In addition to any other applicable laws or regulations, selling shareholders must comply with regulations relating to distributions by selling shareholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling shareholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus. Some states may require that registration, exemption from registration or notification requirements be met before selling shareholders may sell their common stock. Some states may also require selling shareholders to sell their common stock only through broker-dealers.

         We will not receive any proceeds from the sale of the shares by the selling shareholders pursuant to this prospectus. We have agreed to bear the expenses (other than broker's commissions and similar charges) of the registration of the shares, including legal and accounting fees, which we expect to total approximately $18,056.87. The selling shareholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such Rule. Offers or sales of the shares have not been registered or qualified under the laws of any country other than the

United States. To comply with certain states' securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

         We are a start-up, development stage company and have not yet generated or realized any revenues from our business operations. We are engaged in the distribution of dietary supplements on the Internet and through direct sales. To date,we have not completed the development of our proposed web site or commenced material revenue producing operations. We currently have two products, Joint Health and Re-Liv. Our activities to date have consisted of acquiring a license for the distribution of certain products from the supplier, developing our web site, conducting a private offering of our securities, executing distribution contracts with independent contractors and preparing this offering.

         We intend to generate revenue through:

         (a)      sale of products and services on our web site
         (b) income derived by sales of our products through independent contractors
         (c) income derived by direct distribution to third party retail outlets

         Our auditors have issued a going concern opinion. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin selling our products. Accordingly, we must raise cash from sources other than the sale of our products. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and stay in business if our sales are not sufficient to support the company's operations.

         We have financed our activities to date through the sale of securities. At inception, our founding shareholder paid $5,000 for common stock. From May through June 2001, we conducted a private placement sale of common stock for gross proceeds of $91,000. As of December 31, 2000, we had operating losses of $5,858.

Limited Operating History; Need for Additional Capital

       There is no historical financial information about our company upon which to base an evaluation of our performance. We are a developmenet stage company and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in our products.

         To become profitable and competitive, we must establish a market presence through our web site and through direct marketing of our products. In addition, we may require additional financing during the year 2002.

         We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on May 19, 2000

         We just recently acquired our first license for the distribution of dietary supplements. At this time we have not yet commenced meaningful business operations and we have not yet generated any revenue from the sale of our products. As of December 31, 2000 we have experienced operating losses of $5,858.

Plan of Operations

         Our plan of operations over the next 12 months includes the expected completion of our initial web site devoted to the sale of our products. We also intend to develop a network of independent contractors who will market our products in addition to developing a multi-level marketing network. We believe that our working capital as of the date of this prospectus will be sufficient to satisfy our estimated working capital requirements through the next twelve months. If we need additional working capital, there is no assurance that we will be able to obtain sufficient additional capital to fund our working capital requirements in a timely manner. As of the date of this prospectus, we employ only one person on a part-time basis. We intend to employ additional people during the year 2002.

         Using the funds from our recent private offering of securities, we plan to implement the following two-phase marketing strategy within the next twelve months. The first phase is to continue to offer our products to potential customers such as retail outlets by establishing a network of independent contractor distributors. Currently, we have three such distributors in place. We also intend to prepare and design marketing materials, provide spokespersons to help market the product, and to provide marketing support through our web site.

    The second phase would be to establish distribution through our website at www.calwestventures.com. Initially we will offer only two products on the web site, Re-Liv and Joint Health. We intend, however, to also offer skin care products that will be made available to us under the terms of the license agreement on our web site. We anticipate being able to fully implement our marketing plan within the next twelve months.

Liquidity and Capital Resources

         As of the date of this registration statement, we have yet to generate any revenues from our business operations. Since our inception, our founding shareholder has paid $5,000 in cash in exchange for 5,000,000 shares of common stock. This money has been utilized for organizational and start-up costs and as operating capital. As of December 31, 2000 we had sustained operating losses of $5,858. During May and June of 2001 the selling stockholders paid $91,000 for 910,000 shares of common stock. This money is being utilized to fund the creation of our web site, conduct marketing and pay the expenses of this offering. We believe that we have sufficient working capital to conduct our operations for the next twelve months.

         According to the terms or our license agreement, we were required to pay an initial $1,000 license fee no later than May 31, 2001 which has been paid. We are thereafter required to purchase $10,000 of the manufacturer's product line by May 31, 2002, a further $100,000 by May 31, 2003, and a further $200,000 by May 31, 2004, to retain the license. If these minimum purchase levels are not achieved, the manufacturer has the right to terminate the agreement, immediately and without penalty. We will be required to renegotiate the terms of the license in the event we are unable to raise sufficient funds or results of operations are insufficient to meet these obligations.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under the "Prospectus Summary," "Risk Factors," "Management Discussion and Analysis or Plan of Operation," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

         In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intend," "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                LEGAL PROCEEDINGS

         We are not a party to or aware of any threatened litigation of a material nature.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers And Directors

         The following table sets forth the directors and executive officers of our company, their ages, term served and all offices and positions with our company. A director is elected for a period of one year and thereafter serves until his or her successor is duly elected by the stockholders and qualifies. Officers and other employees serve at the will of the Board of Directors.

         There are no arrangements or understandings regarding the length of time a director of our company is to serve in such a capacity. Our director holds no directorships in any other company subject to the reporting requirements of the Securities Exchange Act of 1934.


NAME OF DIRECTOR        AGE           TERM SERVED         POSITIONS WITH COMPANY
------------------      ----        ---------------       ----------------------

Lala Cartledge          30         Since May 1, 2001      President, Secretary-
                                                          Treasurer & Director

         Ms Cartledge will serve as management of our company. A brief description of her background and business experience is as follows:

         Ms. Cartledge has been the President, Secretary-Treasurer and Director since May 1, 2001. During the past five years she has been employed in the following positions: Merrill Lynch International in London where she worked on the emerging markets equity trading floor and in its research department. Later, she joined Robert Fleming Securities in England where she was the Russian analyst as well as an analyst for macroeconomic and political issues and writing industry reviews. During this period she also worked with the French bank Paribas, where she worked in the emerging Europe equity sales desk covering institutional clients in England, Switzerland, Netherlands, Germany and Italy. She also worked with Wood & Company, a specialized investment banking boutique. She has been a California resident for one year. She has concurrent United States and United Kingdom citizenships and speaks fluent Russian, as well as some German and Italian.

Executive Compensation

         Our sole director does not currently receive and has never received any compensation for serving as a director to date. In addition, at present, there are no ongoing plans or arrangements for compensation of any of our officers. However, we expect to adopt a plan of reasonable compensation to our officers and employees when and if we become operational and profitable.

         The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the period ended March 31, 2001, by Ms. Cartledge, our sole executive officer.

                           Summary Compensation Table
                          Long-Term Compensation Awards


NAME AND PRINCIPAL        COMPENSATION-2000          ($)NUMBER OF SHARES
POSITION                 SALARY      ($)BONUS       UNDERLYING OPTIONS (#)
------------------       ------      --------       ----------------------
Lala Cartledge           None         None          None
President

         We do not presently have a stock option plan but intend to develop an incentive based stock option plan for our officers and directors in the future and may reserve up to ten percent of our outstanding shares of common stock for that purpose.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of our company's common stock with respect to each named director and executive officer of our company, each person known to our company to be the beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of our company as a group:


Shareholder                     Number of Shares                    Percentage Owned
                                Beneficially Owned
Lala Cartledge                               8,333,330                     28.20%
Joseph and Jean Lindquist                    8,333,330                     28.20%
Julia Reynolds                               8,333,330                     28.20%
Selling stockholders                         4,990,000                     15.39%
All officers and  directors                  8,333,330                     28.20%
as a group

                            DESCRIPTION OF SECURITIES

         The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

         Calwest is presently authorized to issue 100,000,000 shares of $.001 par value common stock. The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of our company nor are any common shares subject to redemption or convertible into other securities of our company. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Preferred Stock

         Calwest is also presently authorized to issue 10,000,000 shares of $.001 par value preferred stock. No preferred stock has been issued as of this date and management has no current plans to issue preferred stock to any investor. Under our company's articles of incorporation, as amended, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of preferred stock by filing with the Nevada Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Nevada Secretary of State, or copies thereof may be obtained from our company.

Options and Warrants

         We do not presently have any options or warrants authorized or any securities that may be convertible into common stock. However, our board of directors may later determine to authorize options and warrants for our company.

Dividend Policy

         We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by state laws. Under Nevada corporate law, no dividends or other distributions may be made which would render our company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

Transfer Agent

         We intend to use Corporate Stock Transfer, Republic Plaza, 370 17th Street, Suite 2350, Denver, CO 80202-4614 as our transfer agent and registrar for the common stock upon completion of the offering.

Shares Eligible For Future Sale

         Upon completion of this offering, we will have 29,990,000 shares of common stock outstanding. Of these shares, the 4,990,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933.

        The remaining 25,000,000 shares of common stock held by the remaining stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. All of these shares will become eligible for sale May 1, 2002 subject to the limitations of Rule 144. We cannot predict the effect, if any, that offers or sales of these shares would have on the market price. Nevertheless, sales of significant amounts of restricted securities in the public markets could adversely affect the fair market price of the shares, as well as impair our ability to raise capital through the issuance of additional equity shares.

         In general, under Rule 144, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed, provided several requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

         Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell their shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

         There is presently no agreement by any holder, including our "affiliates," of "restricted" shares not to sell their shares.

Penny Stock Regulation

         Our shares will probably be subject to the Penny Stock Reform Act of 1990 which may potentially decrease your ability to easily transfer our shares. Broker-dealer practices in connection with transactions in "penny stocks" are regulated. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following this offering will likely be subject to such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our articles of incorporation contains provisions permitted under the Nevada Corporations Code relating to the liability of directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Nevada. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

         Following the close of this offering, we will be subject to the State of Nevada's business combination statute. In general, the statute prohibits a publicly held Nevada corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and, accordingly, may discourage attempts to acquire us.

         As permitted by Nevada law under Nevada Revised Statutes 78.037, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                     CERTAIN TRANSACTIONS

         In connection with the organization of Calwest, the founding shareholder of our company paid $5,000.00 cash to purchase 5,000,000 shares of common stock on May 19, 2000. On May 1, 2001, he sold 1,666,666 of these shares to Lala Cartledge in exchange for $1,666.66. Also on May 1, 2001, he sold 1,666,666 of these shares to Joseph and Jean Lindquist in exchange for $1,666.66 and 1,666,666 of these shares for $1,666.66 to Julia Reynolds. During May and June 2001 Calwest conducted a private offering of its securities in which 910,000 shares of common stock were sold for gross proceeds of $91,000. We have also issued 10,000 shares of common stock to Dr. Cochran for the license agreement and 78,000 shares of stock for consulting services. On June 22, 2001 Calwest conducted a five for one forward split of its common stock such that the 5,998,000 outstanding shares become 29,990,000 outstanding shares.

         Calwest presently has no office facilities but for the time being will use as its business address the office of Ms. Cartledge on a rent free basis, until such time as the business operations of our company may require more extensive facilities and our company has the financial ability to rent commercial office space. There is presently no formal written agreement for the use of such facilities, and no assurance that such facilities will be available to our company on such a basis for any specific length of time.

         We have no formal written employment agreement or other contracts with our officer, and there is no assurance that the services to be provided by her, and facilities to be provided by Ms. Cartledge, will be available for any specific length of time in the future. Ms. Cartledge anticipates initially devoting 20 hours per week of her time to the affairs of our company. If and when the business operations of our company increase and a more extensive time commitment is needed, Ms. Cartledge is prepared to devote more time to our company, in the event that becomes necessary. The amounts of compensation and other terms of any full time employment arrangements with additional employees will be determined if and when such arrangements become necessary.

                                   BUSINESS

History And Organization

         Calwest was organized as a Nevada corporation on May 19, 2000. Our founding shareholder paid $5,000 for common stock. This money was used to pay organizational and other expenses. We had no business operations until May 1, 2001 at which time we acquired a license for the distribution of our products. During May and June of 2001 we conducted a private offering of our securities and raised $91,000 in gross proceeds. We are currently in the process of developing our web site for the sale of our products and establishing a network of direct distributors as independent contractors.

Industry Overview

    The dietary supplement industry is highly diversified and intensely competitive. It includes companies that manufacture, distribute, and sell products that are generally intended to supplement the daily diet with nutrients that may enhance the body's performance and well being. Dietary supplements include vitamins, minerals, herbs, botanicals, amino acids, and compounds derived therefrom. Specific statutory provisions governing the dietary supplements industry were codified in the Dietary Supplement Health and Education Act. This act provides new statutory protections for dietary supplements. It codifies and strengthens legal protection for statements of nutritional support that apprise consumers of the effect dietary supplements have upon the structure or functions of the body.

The Business

         We are engaged in the business of selling dietary supplements through the Internet on our web site which is currently under construction at www.calwestventures.com. We also intend to set up a network of independent contractor distributors. Our plan is to acquire licensing rights to distribute dietary supplements manufactured and supplied by third parties. To date we have secured one license for the distribution of dietary supplements and we have located three independent distributors for direct sales to third parties. We have no plan to engage in the creation or manufacturing of dietary supplements. No part of our web site is to be considered a part of this prospectus.

The License Agreement

         We have entered into a license agreement effective as of May 1, 2001 for the supply of our products with Royal Nutriceuticals, 1599 Chilton Street, Arroyo Grande, CA 93420. Royal Nutriceuticals is a sole proprietorship owned exclusively by Dr. Charles Cochran, Doctor of Chiropratic, the creator of the products which have been licensed to Calwest.

         Under the terms of the licensing agreement, Calwest has the nonexclusive right to market and sell the licensed product in the United States and Canada. In exchange for the license, Calwest is obligated to issue 10,000 shares of common stock to Royal Nutriceuticals and pay an initial $1,000 license fee no later than May 31, 2001 which has been paid. Thereafter, we must purchase a minimum of $10,000 of the product line by May 31, 2002, $100,000 by May 31, 2003, and a further $200,000 by May 31, 2004 to retain its license. If these minimum purchase levels are not achieved, Royal has the right to terminate the agreement, immediately and without penalty.

         The term of the license agreement is for a period of three years beginning May 1, 2001. The product line consists of cetyl myristoleate in powder or oils, artichoke sarsaparilla powdered extract, skincare products with flavosomes or any other mutually agreed upon products that may be developed by Dr. Cochran. Calwest may renew the license agreement under the same terms for additional three-year periods, so long as Calwest is not in default, by providing written notice to Royal Nutriceuticals. Any renewal of the agreement will require a minimum purchase of products of $200,000 per year. Royal Nutriceuticals may terminate the agreement for cause, which includes a breach by Calwest of the contract, the bankruptcy or insolvency of Calwest, or the conviction of Calwest, its officers or directors, of any crime involving moral turpitude.

Our Products

         Our products are known in the industry as nutraceutical formulas or formulations. These formulations are, in all cases, developed exclusively by our supplier. We currently have two products that will be supplied by Royal Nurticeuticals under the terms of the license agreement. The first product is called "Re-Liv" which will be available in capsule or powdered form. Re-Liv contains a blend of artichoke and sarsaparilla root. The purpose of this supplement is to help support and rejuvenate the liver. Other possible uses of Re-Liv are to stimulate bile flow, improve digestion, increase cell consumption of glucose, and the utilization of glycogen for energy. Re-Liv is also designed to improve gallbladder metabolism.

         Our second product is called "Joint Health." This product is derived from a proprietary formula belonging to Dr. Cochran. It is designed to improve joint tissues. The product contains cetyl myristoleate, glucosamine, collagen (type II), methyl sulfonylmethane and a proprietary blend of herbal extracts.

Raw Materials and Manufacturing

    We distribute but do not manufacture any of our own products. We currently rely on a single source for our products, Royal Nutriceuticals. Our agreement with this supplier is not exclusive. We have a contract in place which we believe protects our right to purchase sufficient quantities of this product to meet our estimated needs through at least June 2004. We do not know whether we could obtain substitute products or whether obtaining substitute products would be cost prohibitive if for any reason our relationship with this supplier was interrupted. There can be no assurance that the loss of our supplier would not have a material adverse effect on our operations.

Marketing

    We plan to implement the following two-phase marketing strategy within the next twelve months:

    The first phase is to offer our products to potential customers such as retail outlets by establishing a network of independent contractor distributors. Currently, we have three such distributors in place. We also intend to prepare and design marketing materials, provide spokespersons to help market the product, and to provide marketing support through our web site.

    The second phase would be to establish a channel of distribution through our website at www.calwestventures.com. Initially we will offer our only two products on the web site, Re-Liv and Joint Health. We intend, however, to also offer skin care products that will be made available to us under the terms of our license agreement with Royal Nutriceuticals on our web site. We anticipate being able to fully implement our marketing plan within the next twelve months.

Competitive Factors

    The nutraceutical products industry is large and intensely competitive. We compete directly with companies that manufacture and market nutritional products in each of our product lines, including companies such as Twin Labs Corporation, Weider Nutrition International, Inc., IVC Industries, and Perrigo Company. Our competitors in the nutritional supplements market have longer operating histories, greater name recognition and financial resources than do we. In addition, nutritional supplements can be purchased in a wide variety of distribution channels. The buying habits of many consumers accustomed to purchasing other products may be difficult to change. In addition, our products are also relatively limited compared to the wide variety of products offered by many other nutritional product companies.

Regulations

    The advertising, promotion, distribution and sale of our products are subject to regulation by numerous governmental agencies, the most active of which is the U.S. Food and Drug Administration (the "FDA"), which regulates our products under the Federal Food, Drug and Cosmetic Act (the "FDCA") and regulations promulgated there under. Calwest's products are also subject to regulation by, among other regulatory agencies, the Consumer Product Safety Commission, the U.S. Department of Agriculture (the "USDA") and the Environmental Protection Agency (the "EPA"). Advertising of our products is subject to regulation by the U.S. Federal Trade Commission (the "FTC"), which regulates our advertising under the Federal Trade Commission Act (the "FTCA"). The manufacture, labeling and advertising of our products are also regulated by various state and local agencies as well as each foreign country to which the Company distributes its products.

    The Dietary Supplement Health and Education Act of 1994 ("DSHEA") revised the provisions of the FDCA concerning the regulation of dietary supplements. In the judgment of the Company, the DSHEA is favorable to the dietary supplement industry. The legislation for the first time defined "dietary supplement." The term "dietary supplement" is defined as a product intended to supplement the diet that contains one or more of certain dietary ingredients, such as a vitamin, a mineral, an herb or botanical, an amino acid, a dietary substance for use by man to supplement the diet by increasing the total dietary intake, or a concentrate, metabolite, constituent, extract, or combination of the preceding ingredients. The products marketed by the Company are regulated as dietary supplements under the FDCA.

    Under the current provisions of the FDCA there are four categories of claims that pertain to the regulation of dietary supplements. Health claims are claims that describe the relationship between a nutrient or dietary ingredient and a disease or health related condition and can be made on the labeling of dietary supplements if supported by significant scientific agreement and authorized by the FDA in advance via notice and comment rulemaking. Nutrient content claims describe the nutritional value of the product and may be made if defined by the FDA through notice and comment rulemaking and if one serving of the product meets the definition. Health claims may also be made if a scientific body of the U.S. government with official responsibility for the public health has made an authoritative statement regarding the claim, the claim accurately reflects that statement and the manufacturer, among other things, provides the FDA with notice of and the basis for the claim at least 120 days before the introduction of the supplement with a label containing the health claim into interstate commerce. For health claims that the FDA has approved, no prior notification is required.

            Statements of nutritional support or product performance, which are permitted on labeling of dietary supplements without FDA pre-approval, are defined to include statements that: (i) claim a benefit related to a classical nutrient deficiency disease and discloses the prevalence of such disease in the United States; (ii) describe the role of a nutrient or dietary ingredient intended to affect the structure or function in humans; (iii) characterize the documented mechanism by which a dietary ingredient acts to maintain such structure or function; or (iv) describe general well-being from consumption of a nutrient or dietary ingredient. In order to make a nutritional support claim the marketer must possess substantiation to demonstrate that the claim is not false or misleading and if the claim is for a dietary ingredient that does not provide traditional nutritional value, prominent disclosure of the lack of FDA review of the relevant statement and notification to the FDA of the claim is required. Drug claims are representations that a product is intended to diagnose, mitigate, treat, cure or prevent a disease. Drug claims are prohibited from use in the labeling of dietary supplements.

    Claims made for our dietary supplement products may include statements of nutritional support and health and nutrient content claims when authorized by the FDA or otherwise allowed by law. The FDA's interpretation of what constitutes an acceptable statement of nutritional support may change in the future thereby requiring that the Company revise its labeling. The FDA recently issued a proposed rule on what constitutes permitted structure/function claims as distinguished from prohibited disease claims. Although we believe our product claims comply with the law, depending on the content of the final regulation, we may need to revise its labeling. In addition, a dietary supplement that contains a new dietary ingredient (i.e., one not on the market before October 15, 1994) must have a history of use or other evidence of safety establishing that it is reasonably expected to be safe. The manufacturer must notify the FDA at least 75 days before marketing products containing new dietary ingredients and provide the FDA the information upon which the manufacturer based its conclusion that the product has a reasonable expectation of safety.

    The FDA has also announced that it is considering promulgating new GMPs specific to dietary supplements. Such GMPs, if promulgated, may be significantly more rigorous than currently applicable GMP requirements and contain quality assurance requirements similar to GMP requirements for drug products. Therefore, the Company may be required to expend additional capital and resources on manufacturing in the future in order to comply with the law.

    The failure of Calwest to comply with applicable FDA regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.

    The company's advertising of its dietary supplement products is subject to regulation by the FTC under the FTCA. Section 5 of the FTCA prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. Section 12 of the FTCA provides that the dissemination or the causing to be disseminated of any false advertisement pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Under the FTC's Substantiation Doctrine, an advertiser is required to have a "reasonable basis" for all objective product claims before the claims are made. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. Pursuant to this FTC requirement the Company is required to have adequate substantiation for all material advertising claims made for its products.

    On November 18, 1998, the FTC issued "Dietary Supplements: An Advertising Guide for Industry." This guide provides marketers of dietary supplements with guidelines on applying FTC law to dietary supplement advertising. It includes examples of the principles that should be used when interpreting and substantiating dietary supplement advertising. Although the guide provides additional explanation, it does not substantively change the FTC's existing policy that all supplement marketers have an obligation to ensure that claims are presented truthfully and to verify the adequacy of the support behind such claims.

    The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process, cease and desist orders and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. A violation of such orders could have a material adverse effect on our business, financial condition and results of operations.

    Advertising and labeling for dietary supplements and conventional foods are also regulated by state and local authorities. There can be no assurance that state and local authorities will not commence regulatory action which could restrict the permissible scope of our product claims.

    Governmental regulations in foreign countries where we may commence or expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations is generally the responsibility of our distributors for those countries. These distributors are independent contractors over whom we have limited control.

        We also may be subject to additional laws or regulations by the FDA or other federal, state or foreign regulatory authorities, the repeal of laws or regulations which the Company considers favorable, such as the Dietary Supplement Health and Education Act of 1994, or more stringent interpretations of current laws or regulations, from time to time in the future. The Company is unable to predict the nature of such future laws, regulations, interpretations or applications, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation of the properties of certain products, expanded or different labeling and scientific substantiation. Any or all of such requirements could have a material adverse affect on our business, financial condition and results of operations.

Employees

         Initially, we intend to use the services of independent contractors for sales of our products. At present, our only employee is Ms. Cartledge.

Employees and Employment Agreements

         At present, we have no employees, other than Ms. Cartledge, our president and sole director who has received no compensation for her services. Ms. Cartledge does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to any employees.

                                  LEGAL MATTERS

         The validity of the shares offered under this prospectus is being passed upon for us by Kennan E. Kaeder, Attorney at Law, Suite 1904, 110 West C Street, San Diego, California 92101.

                                    EXPERTS

         The financial statements of Calwest Ventures, Inc. for the period from inception on May 19, 2000 through December 31, 2000 included in this prospectus have been examined by Siegel Smith & Garber LLP, 400 S. Sierra Avenue, Suite 100, Solona Beach, Ca 92075, independent certified public accountants, as indicated in their report, and are included in this prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We are filing a registration statement on Form SB-2 with the United States Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both Calwest Ventures and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained upon request and payment of prescribed fees.

         As of the effective date of this prospectus, we will become subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we will file reports and other information with the Commission. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Pacific Regional Office 5670 Wilshire Boulevard, 11th Floor Los Angeles, CA 90036-3648. Copies of the material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. The site is accessible by the public through any Internet access service provider.

         Copies of our Annual, Quarterly and other Reports filed with the Commission, starting with the Quarterly Report for the first quarter ended after the date of this prospectus (due 45 days after the end of the quarter) will also be available upon request, without charge, by writing CALWEST Ventures, Inc. 207-1425 Marine Drive, West Vancouver, B.C., V7T 1B9.

                              CALWEST VENTURES, INC.
                         [A Development Stage Company]

                              FINANCIAL STATEMENTS

                                    CONTENTS


                                                                       Page
Independent Auditors' Report                                            F-1

Balance Sheet                                                           F-2

Statement of Operations, for the period from inception                  F-3
on May 19, 2000 through December 31, 2000

Statement of Cash Flows, for the period from inception                  F-4
May 19, 2000 through December 31, 2000

Statement of Stockholders' Equity, from inception                       F-5
on May 19, 2000 through December 31, 2000

Notes to Financial Statements                                           F-6-10

Balance Sheet                                                           F-11

Statement of Operations, for the period from inception                  F-12
on May 19, 2000 through March 31, 2001

Statement of Cash Flows, for the period from inception                  F-13
May 19, 2000 through March 31, 2001

Statement of Shareholder's Equity(Deficit), from inception              F-14
May 19, 2000 through December 31, 2000


Notes to Financial Statements                                           F-15



                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholder
CalWest Ventures, Inc.

We have audited the accompanying balance sheet of CalWest Ventures, Inc. (a development stage company) as of December 31, 2000, and the related statement of operations, shareholders' equity (deficit) and cash flows for the period from inception (May 19, 2000) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, on a test basis, examination of evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CalWest Ventures, Inc. as of December 31, 2000, and the results of operations and their cash flows for the period from inception (May 19, 2000) to December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company cannot successfully implement its operating plan without raising additional capital. This condition raises substantial doubt about its ability to continue as a going concern. Management's plans
regarding those matters are described in Notes 7 and 8.   The financial
statements do not include any adjustments that might result from the outcome of this uncertainty.

                                       SIEGEL, SMITH & GARBER LLP
                                       Certified Public Accountants

Solana Beach, California
January 31, 2001

                             CALWEST VENTURES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET
                               DECEMBER 31, 2000


                                     ASSETS


CURRENT ASSETS:
  Cash                                                             $      1,892
                                                                   ------------


     TOTAL CURRENT ASSETS                                                 1,892
                                                                   ------------


                                                                   $      1,892
                                                                   ============


                  LIABILITIES AND SHAREHOLDERS' EQUITY(DEFICIT)
CURRENT LIABILITIES:
  Accrued liabilities                                              $      2,750


     TOTAL CURRENT LIABILITIES                                            2,750
                                                                   ------------


COMMITMENTS AND CONTINGENCIES
                                                                            -


SHAREHOLDERS' EQUITY (DEFICIT):
  Common Stock, $0.01par value, 100,000,000 shares authorized,
     5,000,000 shares issued and outstanding                              5,000
  Deficit accumulated during the development stage                       (5,858)
                                                                   ------------


     TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                  (858)
                                                                   ------------


                                                                   $      1,892
                                                                   ============


   The accompanying notes are an integral part of these finalcial statements

                            CALWEST VENTURES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                           STATEMENT OF OPERATIONS
                  INCEPTION (MAY 29, 2000) TO DECEMBER 31, 2000


REVENUE                                                            $          -


EXPENSES:
  General and administrative                                              5,858
                                                                   ------------


TOTAL EXPENSES                                                            5,858
                                                                   ------------


NET LOSS                                                           $     (5,858)
                                                                   ============


BASIC AND DILUTED NET LOSS PER SHARE                               $     (0.001)


BASIC AND DILUTED WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING                                        4,118,943
                                                                   ============


   The accompanying notes are in integral part of these financial statements

                                  CALWEST VENTURES
                                        INC.
                           (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
                    INCEPTION (MAY 19, 2000) TO DECEMBER 31, 2000


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                         $     (5,858)
  Adjustments to reconcile net income to net cash provided by operating activities:
      Increase in accrued liabilities                                     2,750
                                                                   ------------


    Net cash provided by operating activities                            (3,108)


CASH FLOWS FROM INVESTING ACTIVITIES                                         -
                                                                   ------------


CASH FLOWS FROM FINANCING ACTIVITES:
  Common stock issued for cash                                            5,000
                                                                   ------------

     Net cash provided by financing activities                            5,000
                                                                   ------------


Net increase in cash                                                      1,892


CASH, BEGINNING OF THE PERIOD (INCEPTION)                                    -
                                                                   ------------


CASH, END OF THE PERIOD                                            $      1,892
                                                                   ============


SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid                                                    $         -
                                                                   ============


  Taxes paid                                                       $         -
                                                                   ============


   The accompanying notes are an integral part of these financial statements

                            CALWEST VENTURES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                   STATEMENT OF SHAREHOLDER'S EQUITY(DEFICIT)
               FROM INCEPTION (MAY 19, 2000) TO DECEMBER 31, 2000



                                                                                              DEFICIT
                                                         COMMON STOCK                       ACCUMULATED
                                             -----------------------------------------       DURING THE        TOTAL
                                                NUMBER           AMOUNT                     DEVELOPMENT     SHAREHOLDERS'
                                               OF SHARES       PER SHARE      TOTAL            STAGE       EQUITY(DEFICIT)
                                             -----------------------------------------     -------------  ----------------
Beginning balance, May 19                              -       $      -     $       -       $         -     $          -

Issue common shares, June 27                   5,000,000          0.001         5,000                 -            5,000

Net loss, December 31                                  -              -             -            (5,858)          (5,858)
                                             -----------                    ---------     -------------  ---------------

BALANCE, DECEMBER 31, 2000                     5,000,000                    $   5,000       $    (5,858)    $       (858)
                                             ===========                    =========     =============  ===============


   The accompanying notes are an integral part of these financial statements

                           CALWEST VENTURES, INC.
                      (A DEVELOPMENTAL STAGE COMPANY)
                       NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 2000


1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION
         Cal West Ventures, Inc. (the "Company"), a Nevada corporation, was formed on May 19, 2000 to engage in any business permitted by the general corporation law. The Company has not commenced the operations and, therefore, is considered to be in the development stage.

         ACCOUNTING METHOD
         The Company records income and expenses on the accrual method.

         FISCAL YEAR END
         The Company's year end is December 31.

         ESTIMATES
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

         INCOME TAXES
         The Company reports certain expenses differently for financial and tax reporting purposes and, accordingly, provides for the related deferred taxes. Income taxes are accounted for under the liability method in accordance with SFAS 109, ACCOUNTING FOR INCOME TAXES.

         CASH AND CASH EQUIVALENTS
         The Company considers all liquid investments with the maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

         RESEARCH AND DEVELOPMENT COSTS
         Costs and expenses that can be clearly identified as research and development are charged to expense as incurred in accordance with SFAS 2, ACCOUNTING FOR RESEARCH AND DEVELOPMENT COSTS. The Company has no research and development costs for the period reported.

         ADVERTISING COSTS
         Advertising costs will be expensed as incurred. There was no advertising expense incurred for the period from inception through December 31, 2000.

                             CALWEST VENRURES, INC.
                         (A DEVELOPMENTAL STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


         BASIC AND DILUTED NET LOSS PER SHARE
         Net loss per share is calculated in accordance with SFAS 128, EARNINGS PER SHARE for the period presented. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilative convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby we used to purchase common stock at the average market price during the period.

         The Company has no potentially dilative securities, options, warrants or other rights outstanding. Therefore, basic and diluted net loss per share is the same.

         COMPREHENSIVE INCOME
         The Company has adopted SFAS 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for reporting comprehensive loss and its components in the financial statements. To date, the Company's comprehensive loss equals its net loss.

         REPORTABLE OPERATING SEGMENTS
         SFAS 131, SEGMENT INFORMATION, amends the requirements for companies to report financial and descriptive information about their reportable operating segments. Operating segments, as defined in SFAS 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by a company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance. The Company intends to operate one business and operating segment.

         NEW ACCOUNTING PRONOUNCEMENTS
         In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, REVENUE RECOGNITION, to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. In June 2000, the SEC staff amended SAB 101 to provide registrants with additional time to implement SAB
         101. The Company will be required to adopt SAB 101 by the fourth quarter of fiscal 2001. Upon commencement of operations, the Company intends to adopt the revenue recognition practices to conform to SAB No. 101. Furthermore, the Company does not expect the adoption of SAB 101 to have a material effect on its financial position or results of operation.

                             CALWEST VENRURES, INC.
                         (A DEVELOPMENTAL STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


         In June 1998, the Financial Accounting Standards Board issued SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 will be effective for the Company's year ending December 31, 2001. The Company does not expect any impact from the adoption of this statement on the Company's financial position, results of operations or cash flows.

         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 (SOP 98-5), REPORTING ON THE COSTS OF START-UP ACTIVITIES. SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As the Company has not yet begun operations, all costs associated with start-up activities are expensed as incurred.

         In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specific costs and amortization of such costs. The company intends to implement SOP 98-1 when operations commence and anticipates no impact on the Company's financial position or results of operations.

2.       SHAREHOLDERS' EQUITY

         COMMON STOCK
         In April 2000, the Company issued 5,000,000 shares of common stock to a single shareholder for $5,000 in cash.

         ADDITIONAL PAID IN CAPITAL
         The Company's sole shareholder may contribute his time and services to the Company, without charge. When material, the Company will record this contribution as additional paid in capital. Through December 31, 2000, services contributed to and recorded by the Company was not material. Additionally, the Company's sole shareholder may contribute office space to the Company without charge. The Company will record this contribution as additional paid in capital. Through December 31, 2000, services contributed to and recorded by the Company related to office space is not material.

                             CALWEST VENRURES, INC.
                         (A DEVELOPMENTAL STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


3.       COMMITMENTS
         The Company has made no material commitments.

4.       RELATED PARTY
         The Company uses office space and the mailing address of the sole shareholder and director, without charge, as its address of record. The cost associated with this through December 31, 2000 is minimal. The Company anticipates recording the estimated market value of office space in 2001.

         The sole shareholder has made contributions of time to the Company without compensation for his efforts organizing the Company. The Company estimates the market value of the time and services contributed for administrative matters to be immaterial at December 31, 2000. In the future, this shareholder intends to contribute time and services to the Company without compensation. The Company intends to record the market value of these services in 2001.

5.       LOSS PER SHARE
         As discussed in Note 1, historical net loss per share is calculated in accordance with SFAS No. 128. The following table reconciles the numerator and denominator for the calculation:

        ----------------------------------------------- -----------------------------
                                                                  INCEPTION
                                                                (MAY19, 2000)
                                                               TO DEC 31, 2000
        ----------------------------------------------- -----------------------------
        BASIC AND DILUTED LOSS PER SHARE
        ----------------------------------------------- -----------------------------
        Numerator:
        ----------------------------------------------- -----------------------------
        Net loss                                                   $     (5,858)

        ------------------------------------------------ -----------------------------
        Denominator:
        ------------------------------------------------ -----------------------------
        Basic and diluted weighted average number of
         common shares outstanding during the period                    4,118,943
        ------------------------------------------------ -----------------------------

        ------------------------------------------------ -----------------------------
        Basic and diluted loss per share                            $     (0.001)
        ------------------------------------------------ -----------------------------

6.       PROVISION FOR INCOME TAXES
         As of December 31, 2000, Cal West Ventures, Inc. has a federal net operating loss carry forward of approximately $6,000. The net operating loss carry forward will expire at various dates through 2015 if not utilized. Utilization of the net operating loss and tax credit carry forwards may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carry forwards before utilization.

                           CALWEST VENTURES, INC.
                       (A DEVELOPMENTAL STAGE COMPANY)
                        NOTES TO FINANCIAL STATEMENT
                             DECEMBER 31, 2000



         Because the Company may not receive any benefit for its historical operating losses, Cal West Ventures, Inc. has provided a full valuation allowance against its deferred tax asset. Significant components of net deferred tax assets at December 31, 2000 consist of the following:

            Net operating loss carry forward..........................$ 6,000
                                                                       ------

            Total deferred tax assets.................................  6,000

            Valuation allowance....................................... (6,000)
                                                                       -------

            Net deferred tax assets...................................$   --
                                                                       =======

7.       GOING CONCERN
         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. Since inception, the Company has not been engaged in any significant organizational activities and has not begun operations. Through December 31, 2000, the Company had incurred losses of $5,858. Successful completion of the Company's business plan is dependent upon obtaining financing in order to have the necessary resources to acquire a company. The Company's management believes that if the financing is not successful, the business plan will be seriously inhibited.

                           CALWEST VENTURES, INC.
                       (A DEVELOPMENTAL STAGE COMPANY)
                               BALANCE SHEET
                               MARCH 31, 2001


                                   ASSETS

                                                                        2000
                                                                  ----------------
      CURRENT ASSETS
          Cash                                                    $    1,847
          ------------------------------------------------------------------------
             TOTAL CURRENT ASSETS                                      1,847

      FIXED ASSETS

          ------------------------------------------------------------------------
               TOTAL ASSETS                                       $    1,847
          ========================================================================

                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


      CURRENT LIABILITIES
          Accrued liabilities                                          2,750
          Accrued income tax                                             800
          ------------------------------------------------------------------------
            TOTAL CURRENT LIABILITIES                                  3,550

      LONG TERM LIABILITIES

      STOCKHOLDERS' EQUITY (DEFICIT)
          Common stock                                                 5,000
          Accumulated deficit during development stage               (26,703)
          ------------------------------------------------------------------------
            Total stockholders' deficit                              (21,703)

          ------------------------------------------------------------------------
            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $  (18,153)
          ========================================================================

                                   UNAUDITED

                           CALWEST VENTURES, INC.
                       (A DEVELOPMENTAL STAGE COMPANY)
                           STATEMENT OF OPERATIONS
           FOR THE QUARTER ENDED MARCH 31, 2001 AND INCEPTION TO DATE

                                                                        From Inception
                                                                         May 19,2000
                                                                           Through
                                                                        March 31,2001
      ------------------------------------------------------------------------------------
REVENUE

EXPENSES
      General and administrative expenses                         45                5,903
      -------------------------------------------------------------------------------------
           NET LOSS FROM OPERATIONS                              (45)              (5,903)

                                                                 800                  800

      -------------------------------------------------------------------------------------
           NET LOSS                                     $       (845)              (6,703)
      ====================================================================================


      Weighted Average Shares                              5,000,000            4,322,264
      Loss per share                                          Nil            $      0.002

                                    UNAUDITED

                           CALWEST VENTURES, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                           STATEMENTS OF CASH FLOWS
            FOR THE YEARS ENDED DECEMBER 31 AND FROM INCEPTION, JUNE 30, 1998
                           THROUGH DECEMBER 31, 2000

                                                                             From Inception
                                                                              May 19, 2000
                                                                                Through
                                                                             March 31,2001
                                                          --------------   -------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net Loss                                             $        (845)   $           (6,703)

     Adjustments to reconcile net income to net cash
     provided by operating activities:
         Depreciation
         Stock for services
         Changes in:
         Accrued liabilities                                                            2,750
         Accrued income tax payable                                 800                   800

---------------------------------------------------------------------------------------------
Net Cash Used in Operating Activities                               (45)               (3,153)

CASH FLOWS FROM INVESTING ACTIVITIES

---------------------------------------------------------------------------------------------
Net Cash Used by Investing Activities                                 0                     0

CASH FLOWS FROM FINANCING ACTIVITIES
         Sale of common stock                                                           5,000

---------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                             0                 5,000

         NET INCREASE IN CASH                                       (45)                1,847

     Cash, beginning of the year                                  1,892                     0

----------------------------------------------------------------------------------------------
     Cash, March 31                                       $       1,847    $            1,847
==============================================================================================

SUPPLEMENTAL NON CASH INVESTING AND FINANCING ACTIVITIES:

SUPPLEMENTAL INFORMATION:
         Interest paid                                    $           0    $                0
         Taxes paid                                       $           0    $                0

                                    UNAUDITED
                                      F-13

                                                          CALWEST VENTURES, INC.
                                                      (A DEVELOPMENTAL STAGE COMPANY)
                                                 STATEMENT OF SHAREHOLDER'S EQUITY(DEFICIT)
                                            FROM INCEPTION (MAY 19, 2000) TO DECEMBER 31, 2000

                                                                                             DEFICIT
                                     COMMON STOCK                                          ACCUMULATED
                           --------------------------------------------------------         DURING THE               TOTAL
                           NUMBER                 AMOUNT                                    DEVELOPMENT          SHAREHOLDERS'
                           OF SHARES              PER SHARE                  TOTAL             STAGE            EQUITY(DEFICIT)
                           --------------------------------------------------------     --------------------  --------------------
Beginning balance, May 19                 -       $           -           $      -              $         -             $       -

Issue common shares, June27       5,000,000               0.001              5,000                        -                 5,000

Net loss, December 31                     -                   -                  -                  (5,858)                (5,858)
                           -----------------                      -----------------     --------------------  --------------------

BALANCE, DECEMBER 31, 2000        5,000,000                               $  5,000              $   (5,858)             $   (858)
                           =================                      =================     ====================  ====================


   The accompanying notes are an integral part of these financial statements

                           CALWEST VENTURES, INC.
                        NOTES TO FINANCIAL STATEMENTS




1.       BASIS OF PREPARATION

The unaudited financial statements of CalWest Ventures, Inc. (the "Company") presented herein have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and note disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the financial statements and notes thereto included in our last audited financial statements. These audited statements are contained in our Form SB-2 for the year ended December 31, 2000.

CalWest Ventures, Inc. was formed on May 19, 2000 to transact any business permitted under the Nevada corporate law. The Company has developed a business plan for the sale of health products. The Company has not commenced the operations and, therefore, is considered to be in the development stage.

2.       CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

3.       SHAREHOLDERS' EQUITY

COMMON STOCK
In April 2000, the Company issued 5,000,000 shares of common stock to a single shareholder for $5,000 in cash.

                             CALWEST VENTURES, INC.

                          [A Development Stage Company]

                                4,990,000 Shares

                                  Common Stock

                                 $0.05 Per Share

                                 --------------

                                   PROSPECTUS

                                 --------------

                             CALWEST VENTURES, INC.

                               1070 Sidonia Street

                               Encinitas, CA 92024

                            Telephone (760) 942 4896

                                 ____________, 2001

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

         1. Article XII of the articles of incorporation of Calwest, filed as
            Exhibit 3.1 to the Registration Statement.

         2. Article XI of the bylaws of Calwest, filed as Exhibit 3.2 to the Registration Statement.

         3. Nevada Revised Statutes, Chapter 78.

         The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making CALWEST responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:


                                                              Amount*
SEC Registration fee                                        $    56.87
Blue sky fees and expenses                                  $ 1,000.00
Legal fees and expenses                                     $10,000.00
Printing and shipping expenses                              $ 1,000.00
Accounting fees and expenses                                $ 5,000.00
Transfer and Miscellaneous expenses                         $ 1,000.00
Total                                                       $18,056.87

* All expenses are estimated except the Commission filing fee.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         The following sets forth information relating to all previous sales of Common stock by the Registrant which sales were not registered under the Securities Act of 1933.

         In connection with the organization of Calwest, Kennan E. Kaeder, the founding shareholder of our company, paid $5,000.00 cash to purchase 5,000,000 shares of common stock on May 19, 2000. On May 1, 2001, Mr. Kaeder sold 1,666,666 of these shares to Lala Cartledge in exchange for $1,666.66. Also on May 1, 2001, Mr. Kaeder sold 1,666,666 of these shares to Joseph and Jean Lindquist in exchange for $1,666.66 and 1,666,666 of these shares to Julia Reynolds for $1,666.66. These shares are subject to the resale provisions of Rule 144 and may not be sold or transferred without registration except in accordance with Rule 144. Certificates representing the securities bear such a legend. During May and June 2001 Calwest conducted a private offering of its securities in which 910,000 shares of common stock were sold for gross proceeds of $91,000. During June 2001 Calwest issued 10,000 shares of common stock for the license agreement and 78,000 shares of common stock for consultants. On June 22, 2001 Calwest conducted a five for one forward split of its common stock. There are currently 29,990,000 shares of common stock outstanding post-split.

ITEM 27. EXHIBITS INDEX.

NUMBER           EXHIBIT NAME
------           ------------
3.1              Articles of Incorporation
3.2              By-Laws
3.3              Certificate of Amendment
4.1              Specimen Stock Certificate
5.1              Opinion Regarding Legality
10.1             Distribution License
10.2             Independent Contractor Sales Agreements
23.1             Consent of Siegel Smith & Garber
23.2             Consent of Kennan E. Kaeder

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our articles of incorporation and by-Laws.

ITEM 28. UNDERTAKINGS.

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Nevada law, or otherwise, the Registrant has been advised that in the opinion of the Securities And Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on our behalf by the undersigned, in San Diego, California on July 2, 2001.

(Registrant)                       Calwest Ventures, Inc.

By (signature and title)           /s/ Lala Cartledge
                                   ----------------------------------
                                   President, Treasurer, and Director

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

(signature)                        /s/ Lala Cartledge
                                   ----------------------------------
(title)                            President, Chief Executive Officer,
                                   Secretary, Chairman of the Board

(date)                             July 2, 2001

(signature)                        /s/ Lala Cartledge
                                   ----------------------------------
(title)                            Principal Financial Officer
(date)                             July 2, 2001

                              INDEX TO EXHIBITS

---------------------------------------------------------------
SEC REFERENCE      TITLE OF DOCUMENT
NUMBER
----------------------------------------------------------------
3.1                Articles of Incorporation
----------------------------------------------------------------
3.2                Bylaws
----------------------------------------------------------------
3.3                Certificate of Amendment
----------------------------------------------------------------
4.1                Specimen Stock Certificate
----------------------------------------------------------------
5.1                Opinion Regarding Legality
----------------------------------------------------------------
10.1               Distribution License
----------------------------------------------------------------
10.2               Independent Contractor Agreements
----------------------------------------------------------------
23.1               Consent of Seigel Smith & Garber
----------------------------------------------------------------
23.2               Consent of Kennan E. Kaeder